Exhibit 99.1

Press Release

TTM Technologies, Inc. to Acquire Telephonics Corporation

Complementary portfolio and skills enhance TTM’s strategic capabilities and growth opportunities in the Aerospace and Defense Market

Transaction Expected to be Immediately Accretive to Non-GAAP EPS

Santa Ana, CA – April 18, 2022 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”) announced today that it has agreed to acquire Telephonics Corporation (“Telephonics”) for approximately $330 million in cash from Griffon Corporation. Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions that are deployed across a wide range of land, sea and air applications.

The transaction would significantly broaden TTM’s aerospace and defense product offering vertically into higher-level engineered system solutions and horizontally into surveillance and communications markets while strengthening its position in radar systems. With the addition of critical engineering talent, the combined company is expected to be strongly positioned to benefit from the anticipated increased spending towards defense electronics.

“I am excited for Telephonics to join TTM as we continue on our journey to move up the value chain and provide more engineered products to our offering for our customers,” said Tom Edman, CEO of TTM. “We expect that the complementary portfolio and skills will enhance TTM’s strategic capabilities and growth opportunities enabling us to deliver significant benefits to our aerospace and defense customers. We also expect the transaction to be immediately accretive to our non-GAAP EPS.”

“This is a compelling strategic combination that we expect will meaningfully enhance our product offering to our Aerospace and Defense customers with engineered system level solutions,” said Cathie Gridley, President of TTM’s Aerospace and Defense Business Unit. “This acquisition positions TTM with full vertical integration capability from printed circuit board to highly sophisticated OEM solutions to better meet our aerospace and defense customer needs.”

Strategic Rationale

The acquisition of Telephonics is expected to provide a number of benefits to TTM:

•	Builds upon TTM’s previous acquisition of Anaren with the addition of RF-based integrated systems for key defense mission areas

•	Continues TTM’s journey to move up the value chain and become a larger provider of custom designed solutions and highly-engineered products

•	Deepens TTM’s relationships with critical defense customers and is projected to grow A&D to approximately 40% of total company revenues, or approximately $1 billion

•	Provides growth in international A&D customers

•	More than doubles TTM’s A&D design and development engineering talent with the addition of deep systems engineering expertise in RF/Microwave-based integrated systems

•	Expected to be immediately accretive to non-GAAP EPS, providing a unique opportunity to create significant value for customers and shareholders, and provide greater opportunities for employees.

Key Terms of the Transaction and Financial Highlights

The proposed terms include the purchase of the stock of the Telephonics business entities in a debt free, cash free transaction for $330 million in cash, subject to customary working capital at closing.

TTM has identified approximately $12 million in pre-tax, run rate, cost synergies which are expected to be realized by the end of 2024. TTM believes that significant additional revenue and cost synergies will result from other integration efforts over a longer period of time. This transaction is expected to be immediately accretive to non-GAAP EPS.

TTM expects to finance the purchase with cash on hand. At the end of fiscal year 2021, TTM had $537.7 million in cash on the balance sheet.

The transaction is subject to customary closing conditions, including regulatory approvals. The transaction is expected to close in the second quarter of 2022.

Additional information about the proposed transaction, including a copy of the purchase agreement and an investor presentation will be provided in a Current Report on Form 8-K to be filed by TTM today with the U.S. Securities and Exchange Commission (the “SEC”) and will be available at www.sec.gov.

J.P. Morgan acted as the exclusive financial advisor for TTM, and Lazard acted as financial advisor for Griffon. O’Melveny & Myers LLP acted as legal counsel for TTM. Dechert LLP acted as legal counsel for Griffon.

Investor Conference Call and Webcast

TTM will host a conference call on Monday, April 18th, 2022 at 4:30 PM Eastern Time to discuss the combination.

Interested parties can listen to the conference call and view accompanying slides from the investor presentation via webcast at www.ttmtech.com. The call can also be accessed over the phone by dialing domestic 888-378-4398 or international 1-323-701-0223 (ID 176255).

The replay of the webcast will remain accessible for one week following the live event on TTM’s website at www.ttmtech.com.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs and backplane assemblies as well as a global designer and manufacturer of high-frequency radio frequency (RF) and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These forward-looking statements include statements related to: TTM’s ability to successfully complete the transaction on a timely basis, including receipt of required regulatory approvals and satisfaction of other conditions; the ability to retain Telephonics’ customers and employees, the ability to successfully integrate Telephonics’ operations, product lines, technology and employees into TTM’s operations, and the ability to achieve the expected synergies as well as accretion in earnings; competitive pressures and consumer preferences in TTM’s various lines of business; unknown, underestimated or undisclosed commitments or liabilities; the potential impact of the announcement or consummation of the proposed transactions on the parties’ relationships with third parties, which may make it more difficult to maintain business and operational relationships; and potential changes in domestic or global economic conditions. For a description of additional factors that may cause TTM’s actual results, performance or expectations to differ from any forward-looking statements, please review the information set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

Contacts:

TTM Investors

Sameer Desai,

Vice President, Corporate Development & Investor Relations

sameer.desai@ttmtech.com

714-327-3050

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